UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 3/13/2012

Commission File Number

001-34581

Kraton Performance Polymers, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300

Houston, TX 77032

(Address of principal executive offices, including zip code)

281-504-4700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 13, 2012, Kraton Polymers Nederland B.V., Kraton Polymers France SAS and Kraton Polymers GmbH, each an indirect, wholly-owned subsidiary of Kraton Performance Polymers, Inc., executed certain operating and raw material supply agreements effective as of January 1, 2012 with certain subsidiaries and/or affiliates of LyondellBasell Industries, Inc. Each of these agreements is either a new material definitive agreement of ours, or they amend or terminate an existing material definitive agreement of ours, as described below.

These agreements were executed in connection with the settlement of an agreed arbitration proceeding between us and LyondellBasell to determine the ongoing effect of a multi-year term sheet that had been reached between the parties and originally put into effect in January 2009. For the quarter ended March 31, 2012, we expect to benefit from an approximately $6.7 million reduction, on a pre-tax basis, to cost of goods sold for the refund of net excess payments to LyondellBasell.

We have operating and service agreements with LyondellBasell that are important to our business, including those described in this report. In particular, we are a party to operating agreements under which LyondellBasell operates and maintains our European manufacturing facilities and employs and provides almost all of the staff for those facilities; to site services, utilities, materials and facilities agreements under which LyondellBasell provides utilities and site services to our European manufacturing facilities; and to lease agreements under which we lease our European manufacturing sites from LyondellBasell.

Operating Production Agreement dated effective as of January 1, 2012 between Compagnie Petrochimique de Berre SAS and Kraton Polymers France SAS and Kraton Polymers Nederland B.V. This agreement relates to operations at our Berre, France, manufacturing facility, which is operated by LyondellBasell. The agreement amends, supersedes and terminates the following material definitive agreements relating to our operations at Berre:

•	First Amended and Restated Site Services, Utilities, Operations and Maintenance Services Agreement dated February 28, 2001between Shell Chimie S.A. and Kraton Polymers France S.A.S. (Berre); and

•	First Amended and Restated Operations and Maintenance Services Agreement dated February 28, 2001 between Kraton Polymers France S.A.S. and Shell Chimie S.A. (Berre).

This agreement provides the terms under which LyondellBasell will provide operation, maintenance and other necessary support services at our Berre facility. It has an unlimited term, terminable as of any date after December 31, 2014 upon 18 months’ prior notice by either party. The agreement implements the revised cost structure as agreed in connection with the settlement of the arbitration described above and allocates costs in the event of certain termination events.

Agreement dated effective as of January 1, 2012 between Basell Polyolefins France S.A.S. and Kraton Polymers Nederland B.V. for the supply of 1,3-Butadiene. This is a new material definitive agreement documenting the terms under which LyondellBasell will supply butadiene at our Berre facility. It has an unlimited term, terminable as of any date after December 31, 2014 upon 18 months’ prior notice by either party. The agreement provides for minimum and maximum volume commitments at index prices.

First Amendment to the Production Agreement (Elastomers) dated effective as of January 1, 2012 between Kraton Polymers GmbH and Basell Polyolefine GmbH. This agreement relates to operations at our Wesseling, Germany, manufacturing facility, which is operated by LyondellBasell. The agreement amends the Production Agreement (Elastomers) dated March 31, 2000 between Elenac GmbH and Kraton Polymers GmbH (Wesseling). The term under the amendment is in line with the original Production Agreement and expires in 2040. The amendment revises certain provisions of the original agreement relating to the fees payable for the services rendered by LyondellBasell under the agreement.

Amendment to the Agreement for the Supply of 1,3 – Butadiene dated effective as of January 1, 2012 between Basell Polyolefine GmbH and Kraton Polymers Nederland B.V. This agreement amends the terms under which LyondellBasell will supply butadiene at our Wesseling facility, amending the 1,3-Butadiene Agreement dated December 1, 1999 between Deutsche Shell Chemie GmbH and MWW Achtundzwanzigste Vermoegensverwaltungs GmbH. The term under the amendment is in line with the original supply agreement and expires in 2040. The agreement provides for minimum and maximum volume commitments at pricing based on various indices and formulae based thereon.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 above is incorporated by reference into this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Performance Polymers, Inc.

Date: March 14, 2012	By:	/s/ Stephen E. Tremblay
Stephen E. Tremblay
Chief Financial Officer